Exhibit 8.2

June 20, 2017

Caesars Acquisition Company One Caesars Palace Drive Las Vegas, Nevada 89109

Gentlemen:

We have acted as special tax counsel to Caesars Acquisition Company, a Delaware corporation (“CAC”), in connection with the merger (the “Merger”) of CAC with and into Caesars Entertainment Corporation, a Delaware corporation (“CEC”), as described in the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, among CAC and CEC (as it may be amended and restated from time to time, including pursuant to the First Amendment to the Amended and Restated Agreement and Plan of Merger dated as of February 20, 2017, the “Merger Agreement”) and the preparation and filing of the Registration Statement of CEC on Form S-4, which includes the related Joint Proxy Statement/Prospectus of CEC and CAC (including all exhibits thereto), filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2017, (File No. 333-216636), as amended or supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In preparing our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Debtors’ Third Amended Joint Plan of Reorganization filed on January 13, 2017, at Docket No. 6318 (together with any publicly filed supplements or disclosures related thereto), the representation letters, dated the date hereof, of CAC and CEC delivered to us for purposes of our opinion (the “Representation Letters”) and such other documents, certificates, records and information as we have deemed necessary or appropriate for the basis of our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of CAC and CEC, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations or certifications made in the future tense by CAC and CEC in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or certification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness, through the Effective Time and thereafter, as applicable, of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by CAC and CEC, including those set forth in the Representation Letters. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 6.3(c) of the Merger Agreement, each as of the Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of our opinion and all of which are subject to change or different interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions referred to herein.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, is it our opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code.

Except as set forth above, we express no other opinion. Our opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon by any other person without our prior written consent. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal development or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of our opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “U.S. Federal Income Tax Consequences of the Merger” and “Tax Opinions.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP